Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated December 12, 2014 (except Note 26, as to which the date is April 20, 2015) with respect to the consolidated financial statements of Great Western Bancorp, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-203540) and related Prospectus of Great Western Bancorp, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

April 30, 2015